Priceline.com Sues Microsoft
                          For Patent Infringement


      STAMFORD, Conn., October 13, 1999 . . . Priceline.com (Nasdaq: PCLN) today filed suit in U.S. District Court against Microsoft Corporation and its Expedia Inc. subsidiary, claiming that Expedia.com's recently introduced hotel service infringes on priceline.com's U.S. Patent #5,794,207. The suit also charges that Microsoft's conduct is in violation of the Connecticut Unfair Trade Practices Act.

 The priceline.com suit is seeking declaratory relief, permanent injunctive relief and actual and punitive damages.

 Priceline.com currently holds three U.S. patents covering its buyer-driven commerce system and related elements - U.S. Patents #5,794,207, #5,797,127 and #5,897,620. The company's patent portfolio includes 17 pending U.S. patent applications covering a broad range of priceline.com's proprietary processes and systems dating back to 1996.

 In addition to charging willful infringement of U.S. Patent #5,794,207, priceline.com's complaint explains how, over an eight month period, Microsoft sought - and was provided with - detailed confidential information and technical data regarding priceline.com. Over that period, during which nondisclosure agreements were entered into, the two companies sought to structure a mutually beneficial business relationship, including possible joint marketing programs and licensing of priceline.com's intellectual property. In a series of meetings, all apparently for legitimate business purposes, Microsoft executives asked for, and priceline.com's senior management and technical staff provided them with, a variety of confidential information.

 The meetings between priceline.com and Microsoft included a face-to-face discussion between priceline.com founder and Vice Chairman Jay Walker and Microsoft Chief Financial Officer Greg Maffei, who is currently chairman of Expedia Inc. That discussion, which covered a potential Microsoft investment in priceline.com immediately prior to priceline.com's March 1999 IPO, ultimately broke off when priceline.com would not provide Microsoft with prices on its shares below the initial public offering price.

                                   (more)


 Meetings continued, in what priceline.com thought was good-faith, as the two parties explored a number of mutually beneficial ways to work together. In the summer of 1999, the question of business partnerships was also part of a face-to-face discussion between Mr. Walker and Microsoft Chairman Bill
 Gates.   During that conversation, Mr.Gates surprised Mr. Walker by informing him that Microsoft had no intention of allowing patent rights to stand in its way. Mr. Gates went on to say that many other companies were suing Microsoft for patent infringement and that priceline.com could, in effect, get in line. A few weeks following the discussion between Mr. Gates and Mr. Walker, Microsoft launched Expedia's Hotel Price Matcher service, which directly infringes priceline.com's '207 patent.

 "Patents are the legal safeguard that companies utilize when they create new processes, systems and services," said Evan R. Chesler, Esq., head of the litigation department of Cravath, Swaine & Moore and lead attorney for priceline.com in its suit. "Patents encourage innovation and investment by preventing companies from simply copying the intellectual property of others, thereby unfairly benefiting from their investment and innovation. The patent system, which has benefited American consumers for over 200 years, was created to prevent what happened here. The law provides a clear and powerful means to correct this type of unfair competition.

 "Microsoft's conduct is especially egregious in light of the fact that it led priceline.com to believe that it wanted to develop a cooperative relationship between the two companies. Microsoft did not tell priceline.com that its intention was to copy priceline.com's business and infringe its patent rights. Rather, Microsoft indicated that it was seriously exploring a co-marketing arrangement or assisting priceline.com in technical aspects of its computer system. Even after Mr. Gates told Mr. Walker that Microsoft would not let priceline.com's intellectual property rights stand in its way, it was hard to believe that Microsoft would really act in that manner. Then, of course, its copycat hotel service was launched," Chesler continued.

 "Priceline.com invested years of time and money to develop a successful business model and build a patent portfolio around it," said Richard S. Braddock, priceline.com's chairman and CEO. "The company raised over $100,000,000 of private capital to introduce its novel system to the marketplace and expand its business. Millions of consumers have benefited from priceline.com's innovation and investment."


                                   (more)

 "Unfair competitive practices and disregard for intellectual property have no place in corporate America," added Braddock. "When Microsoft first announced its Hotel Price Matcher copycat service we were, quite frankly, stunned by its blatant disregard for our prior relationship and our property rights. We believe that Microsoft was well aware or our success as priceline.com's innovation and investment generated tremendous consumer response. In our first year of operation, priceline.com built the second most-recognized e-commerce brand on the Internet, with an overall awareness for our travel products six times greater than Expedia (108.6 million adults for priceline.com vs. 17.8 million adults for Expedia.com) despite the fact that Expedia.com had been in the market twice as long as us. Priceline.com's success in saving money for millions of consumers using a unique business approach has validated our innovative method of pricing."

 "During the second quarter of 1999, following our IPO, priceline.com's business began to scale rapidly. We experienced our first $100 million-plus revenue quarter, passed the 2,000,000 customer mark, and had leisure airline ticket sales that grew more than 1,000% over the same quarter in 1998," Braddock continued, "Notably, in the face of this success, it was during the summer of 1999 when Mr. Walker and Mr. Gates had their conversation regarding priceline.com's intellectual property rights. Shortly thereafter, Microsoft's copycat hotel service was launched."

 Chesler concluded, "It is ironic that Microsoft has taken these actions in light of the fact that much of Microsoft's business is premised on its ability to protect its own intellectual property rights, through copyrights, patents and other means. Microsoft is a large and successful company, but no one -- not even Microsoft -- is above the law. Microsoft has no right simply to take and use the intellectual property of others. Priceline.com will assert its rights forcefully in court."


 Priceline.com's legal team includes some of the country's foremost patent experts and litigators. They are:

 Evan R. Chesler                              Cravath, Swaine & Moore
 ---------------                              -----------------------
 Mr. Chesler is a partner in Cravath, Swaine & Moore and heads the firm's litigation department. A noted trial lawyer, Mr. Chesler is currently handling patent suits for, in addition to priceline.com, Alcoa, Cummins Engine and IBM. He has also represented, or is currently representing, Bristol-Myers Squibb, Donaldson Lufkin & Jenrette, DuPont, Ross Perot, Time Warner and United Technologies, among others.

                                   (more)

 Roger S. Smith                               Morgan & Finnegan
 --------------                               -----------------
 Mr. Smith is counsel to the firm of Morgan & Finnegan. Before joining the firm, he was assistant general counsel, intellectual property law, for IBM. Mr. Smith practiced patent law for IBM and its business units for 30 years before retiring in 1994. In 1991, he served as technical advisor to the U.S. delegation to WIPO World Patent Harmonization Treaty negotiations. During that same period, he served as a member of the Commerce Secretary's Advisory Commission on Patent Law Reform.

 Mari M. Shaw                                 Morgan, Lewis & Bockius
 ------------                                 -----------------------
 Ms. Shaw is a partner in the Litigation Section of Morgan, Lewis and Bockius. She has acted as lead counsel in litigating a variety of patent, trade secret, trademark, licensing and unfair competition disputes. She is a founder and trustee of the National Patent Board, an industry driven alternative dispute resolution forum. She also serves as a mediator for the U.S. District Court for the Eastern District of Pennsylvania.

                                    ###

 For press information, contact:
 Brian Ek at priceline.com 203-705-3026 (brian.ek@priceline.com)
 Mike Darcy at priceline.com 203-705-3331 (mike.darcy@priceline.com)


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